PURCHASE AND SALE AGREEMENT


         THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is entered into effective as of the "Agreement Date," as that term is hereinafter defined, between TRANSWORLD EXPLORATION & PRODUCTION, INC., a Delaware corporation, Bank One Center, 910 Travis Street, Suite 800, Houston, Texas 77002, as Seller ("Seller"), and PEASE OIL AND GAS COMPANY, a Nevada corporation, 751 Horizon
Court, Suite 203, Grand Junction, Colorado 81506-8718 ("Pease"), and FORTUNE PETROLEUM CORPORATION, a Delaware corporation, One Commerce Green, 515 W. Greens Road, Suite 720, Houston, Texas 77067 ("Fortune"), as Buyers, ("Buyers") (Seller and Buyers, when referred to collectively, are hereinafter referred to as the "Parties").

                                    ARTICLE I
                                PURCHASE AND SALE

     Subject to the terms and conditions of, and for the consideration set forth in, this Agreement, Seller agrees to sell and convey and Buyers agree to purchase and pay for, effective as of 12:01 a.m., Central Standard Time, October 16, 1996 (the "Effective Time"), all of Seller's right, title and interest in and to the following (the "Properties")

     1 Oil and Gas Properties. All properties described on Exhibit "A," whether such properties are in the nature of servitudes, fee interests, leasehold interests, licenses, concessions, working interests, farmout rights, other contractual rights, royalty, overriding royalty, other non-working or carried interests, operating rights or other mineral rights of every nature, and any rights that arise by operation of law or otherwise, in all properties and lands pooled, unitized, communitized or consolidated with such properties (the "Oil and Gas Properties").

     2 Well. That certain oil, condensate or natural gas well, named the C.E. Schwing et al #1, together with the attendant piping and wellhead equipment associated with such well at the Effective Time, as well as Seller's rights, if any, in any other oil, condensate or natural gas well, water source wells, and water and other types of injection wells, either located on the Oil and Gas Properties or held for use in connection with the Oil and Gas Properties under a Surface Contract (as hereinafter defined), whether producing, operating, shut-in or temporarily abandoned (the "Well").

     3 Severed Substances. Seller's interest, if any, in any severed crude oil, natural gas, condensate or other hydrocarbons produced from the Oil and Gas Properties.

     4 Surface Contracts. All leases, easements, privileges, right-of-way agreements, licenses or other agreements relating to the use or ownership of surface or subsurface properties and structures that are used or held for use in connection with the exploration and production from the Oil and Gas Properties (the "Surface Contracts").

     5 Equipment. Seller's interest, if any, in any additional equipment associated or used in connection with the Oil and Gas Properties, other than that described in Section 1.2 above (the "Equipment"). 1.6 Information and Data. Any (a) abstracts, title opinions, title reports, title policies, lease and land files, surveys, analyses, compilations, correspondence, filings with regulatory agencies, and other documents and instruments that relate to the properties described above; (b) geological, engineering, exploration, production and other technical data, magnetic field recordings, digital processing tapes, field prints, summaries, reports, maps, interpretations, studies and other analyses, whether written or in electronically reproducible form, that are in the


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possession  of Seller and in any manner  relate to the  properties  described in
Section 1.1; and (c) all other books, records, files and magnetic tapes containing, title or other information that are in the possession of Seller and relate to the properties described above (the "Data").

     7 Contracts. The contracts, commitments, agreements, and arrangements that relate to the Properties which are described on Exhibit "A" hereto, together with all rights, privileges, and benefits of Seller thereunder arising on or after the Effective Time (the "Contracts").

                                   ARTICLE II
                                 PURCHASE PRICE

     1 Purchase Price. The purchase price for the Properties shall be Two Million Eight Hundred Fifty-Seven Thousand One Hundred Forty-two and 50/100 ($2,857,142.50) Dollars (the "Base Purchase Price"), which shall be adjusted as provided in Article 2.2 hereof to arrive at the "Final Purchase Price."

     2 Final Purchase Price. Notwithstanding the foregoing the Base Purchase Price shall be adjusted to arrive at the final purchase price (the "Final Purchase Price") as follows:

          1 Expenses to Be Reimbursed by Buyers. The Purchase Price shall be increased by, if Seller shall furnish at Closing its cancelled checks or other reasonable evidence of payment (i) the amount of National Energy Group, Inc.'s joint interest billing dated November 30, 1996 #3095493 for costs and expenses of Seller related to the Properties, as identified in Exhibit "D," if Seller shall have paid such expenses; and (ii) Seller's cash call for the next well to be drilled on the Properties, which has been identified as the C. E. Schwing, et al., No. 2, if Seller shall have paid such cash call identified on Exhibit "D."


                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

     1 Representations and Warranties of Seller. Seller represents and warrants to Buyers the following:

          1 Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to carry on its business in the State of Louisiana.

          2 Corporate Power. Seller has full corporate power and authority under the laws of its state of incorporation to conduct its business as presently conducted, to perform its obligations under this Agreement, and to own the Properties.

          3 Conflicts. The consummation of the transactions contemplated by this Agreement will not at Closing violate, be in conflict with, or constitute a default under any provision of the articles of incorporation, bylaws or governing documents of Seller, any provision of any agreement or instrument to which or by which Seller is a party or by which it is bound, or any
     judgment,   decree,   judicial  or  administrative   order,   award,  writ,
     injunction, statute, rule or regulation applicable to Seller or the Properties.
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          4  Authorization.  The  execution,  delivery and  performance  of this
     Agreement and the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, including any necessary board or shareholder approval, by Seller.

          5 Enforceability. This Agreement has been duly executed and delivered on behalf of Seller, and at the "Closing," as that term is hereinafter defined, all documents and instruments required to be executed and delivered by Seller in order to consummate the purchase and sale provided for in this Agreement shall be executed and delivered. This Agreement does, and such documents and instruments shall, constitute legal, valid and binding obligations of Seller enforceable in accordance with their terms.

          6 Broker's Fees. Seller has incurred no liability, contingent or otherwise, for broker's or finder's fees relating to the transactions contemplated by this Agreement for which Buyers shall have any responsibility whatsoever.

          7 Litigation and Claims. Save and except for the effect of those proceedings at the Office of Conservation which relate to the unitization of the CIB. HAZ. 3 Sand, Reservoir A Unit and the CIB. HAZ. 2 Zone, Reservoir B. Unit described on page B-3 of Exhibit "B," no lawsuit, action, claim, demand, administrative proceeding or other litigation or proceeding is pending before any court or governmental agency as of the date of this Agreement against Seller, or to Seller's knowledge, with respect to the Properties, that might result in impairment, loss or diminution of Seller's title to the Properties or hinder or impede their ownership or operation. No written or oral notice from any governmental body or any other entity has been received by Seller (i) claiming any violation of any law or any environmental, conservation or other ordinance, code, rule or regulation relating to the Properties, or (ii) requiring any affirmative action on or in connection with the Properties with which Seller has not complied.

          8 Default. To the best of its knowledge Seller is not in default or violation of (a) any law, order, writ, injunction, ordinance, code, rule, regulation or decree of any governmental body, agency or court or of any commission or other administrative agency relating to the Properties or (b) any agreement or obligation to which it is a party, by which it is bound or to which it or the Properties may be subject. With respect to the ownership of the Properties Seller has complied with all laws, rules and regulations applicable thereto.

          9 Tax Compliance. To the best of its knowledge Seller has timely filed or caused to be filed all federal, state, and local tax and information returns relating to the Properties required under all applicable statutes, rules and regulations and has paid or caused to be paid all taxes related to the Properties shown on said returns to be due.

          10 Defensible Title. Seller has Defensible Title to the Properties. "Defensible Title" shall mean such title as is free and clear of all Encumbrances other than Permitted Encumbrances and which entitles Seller to
     (i) a Net Revenue Interest in each lease no less than the relevant percentages set forth in Exhibit "A," and (ii) a Working Interest in each lease no greater than the percentages set forth in Exhibit "A." The foregoing provisions of this paragraph notwithstanding, the Assignment, as attached hereto, shall warrant title by, through, and under Seller, but not otherwise. "Encumbrance" shall mean any mortgage, lien, security interest, pledge, charge, encumbrance, claim, limitation, burden or defect. "Permitted Encumbrances" shall mean any or all of the following:

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          (a)  Encumbrances  that arise  under  operating  agreements  to secure payment of amounts not yet delinquent and are of a type and nature customary in the oil and gas industry;

          (b) Encumbrances that arise as a result of pooling and unitization agreements, declarations, orders or laws to secure payment of amounts not yet delinquent;

          (c) Encumbrances securing payments to mechanics and materialmen and Encumbrances securing payment of taxes or assessments that are, in either case, not yet delinquent or, if delinquent, are being contested in good faith in the normal course of business;

          (d) royalties, overriding royalties, division orders (to the extent that any existed as of the Effective Time), reversionary interests and other similar burdens that do not operate to reduce the Net Revenue Interest of Seller in and to the Properties to less than the amount set forth in Exhibit "A";

          (e) consents by governmental authorities to assignment which are obtained subsequent to the Closing Date;

          (f) conventional rights of reassignment obligating Seller to reassign its interests in any portion of the Properties to a third party in the event it intends to release or abandon such interest prior to the expiration of the primary term or other termination of such interest;

          (g) easements, rights-of-way, servitudes, permits, surface leases, surface use restrictions and other surface uses and impediments on, over or in respect of any of the Properties that, as of the Effective Time, were obtained, granted or agreed to by the operator of the Properties; and

          (h) rights reserved to or vested in any municipality or governmental, tribal, statutory or public authority to control or regulate any of the Properties in any manner, and all applicable laws, rules and order of any municipality or governmental or tribal authority.

          11 Seller's Interest. The interests described in Exhibit "A" constitute all of Seller's interest in the Oil and Gas Properties, it being Seller's intent to sell to Buyers all of Seller's right, title and interest in the Properties.

          12 Status of the Leases. To the best of Seller's knowledge with respect to the Leases described in Exhibit "A" (the "Leases"):

          (a) The Leases have been maintained according to their terms, in compliance with the agreements to which the Leases are subject;

          (b) The Leases are presently in full force and effect; and

          (c) Seller has made or caused to be made all payments, including royalties, delay rentals and shut-in royalties provided for in the Leases.

          (d) There has not occurred any event, fact or circumstance which with the lapse of time or the giving of notice, or both, would constitute a breach or default on behalf of Seller; and

          (e) Neither Seller, any other party with an interest in any of the Leases, nor any of the Lessors have given or threatened to give notice of any action to terminate, cancel, rescind or procure a judicial reformation of any of the Leases or any provisions thereof.

          13 Contracts and Agreements. All material contracts or agreements which have been entered into prior to the Effective Time and will burden or encumber the Properties or to which the Properties will be subject after Closing and to which Seller is a signatory (the "Contracts") are set forth on Exhibit "A." To Seller's knowledge all of the Contracts are in full force and effect.

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          14  Operations.  To Seller's  knowledge  the Well has been drilled and completed within the boundaries of the Leases or within the limits otherwise permitted by contract, pooling or unit agreement, and by law, and all drilling of the Well and all operations on the Properties have been conducted in compliance with all applicable laws, ordinances, rules, regulations and permits, judgments, orders and decrees of any court or governmental body or agency.

          15 AFE's and Commitments. Except as otherwise set forth in Exhibit "C," there are no authorizations for expenditure ("AFE's") or other oral or written commitments to drill or rework the Well, for capital expenditures for facilities installation and hook up of the Well, or for the drilling of any additional well or wells on the Oil and Gas Properties.

          16 Approvals and Preferential Rights. To Seller's knowledge there are no approvals required to be obtained by Seller as a result of this Agreement or the transactions provided for herein, except those listed on Exhibit "E" hereto and there are no preferential purchase rights that affect the Properties, except those for which Seller shall provide waivers at or prior to Closing. The consents listed on Exhibit "E" shall be obtained and delivered to Buyers as promptly as possible following receipt.

          17 Production Burdens, Taxes, Expenses and Revenues. To Seller's knowledge, all rentals, royalties, excess royalty, overriding royalties and other payments due under or with respect to the Properties have been properly and timely paid through the Effective Time. All ad valorem taxes, property taxes, production taxes, severance taxes and other taxes based on or measured by the ownership of the Properties have been properly and timely paid through the Effective Time. All expenses payable under the terms of the Contracts and attributable to the Properties through the Effective Time have been properly and timely paid except for such expenses as are being currently paid prior to delinquency in the ordinary course of business.

          18 C. E. Schwing No. 1 Drilling and Completion Costs. All joint interest billings received by Seller for the drilling of the C. E. Schwing No. 1 Well prior to the Effective Time have been paid for by Seller.

          19 Environmental Matters. To Seller's knowledge as a nonoperating working interest owner, through the Effective Time, none of the Properties are subject to, or in a condition which could subject them to, any claims or demands, whether for injury or death to persons or damages to property, any claim, injury, action, loss, cost, expense, liability, penalty, charge or damage, including without limitation reasonable attorney fees, and all costs and expenses of all actions, suits, proceedings, demands, assessments, claims and judgments, whether direct, pending, threatened, contingent or otherwise, related to the generation, treatment, storage, transportation, discharge, emission or disposal of hydrocarbons and of hazardous materials, pollutants, contaminants or wastes on or from the Properties, as such terms are defined and used by, and any other substances affected by, the Comprehensive Environmental Response Compensation and Liability Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Emergency Planning and Right-To-Know Act, the Hazardous Materials Transportation Act, the Oil Pollution Act, the Clean Water Act, the Safe Drinking Water Act, or the Clean Air Act, all as have been or may be amended from time to time, or any other applicable federal, state or local statute, rule, regulation or ordinance.

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          20 Accuracy of Representations and Warranties. Seller has no knowledge of any matter which materially and adversely affects the condition of the Properties, which has not been set forth in this Agreement or the Exhibits hereto.

     2 Representations and Warranties of Pease. Pease represents and warrants to Seller the following:

          1 Organization. Pease is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and is qualified to do business in Louisiana.

          2 Corporate Power. Pease has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement, to purchase the Properties on the terms described in this Agreement, and to perform its other obligations under this Agreement.

          3 Conflicts. The consummation of the transactions contemplated by this Agreement will not violate, be in conflict with, or constitute a default under any provision of the articles of incorporation, bylaws or governing documents of Pease, any provision of any agreement or instrument to which or by which Pease is a party or by which it is bound, or any judgment, decree, judicial or administrative order, award, writ, injunction statute, rule or regulation applicable to Pease or the Properties.

          4 Authorization. The execution, delivery and performance of this Agreement and the transactions contemplated hereby shall have by Closing been duly and validly authorized by all necessary corporate action, including any necessary board or shareholder approval, by Pease.

          5 Enforceability. This Agreement has been duly executed and delivered on behalf of Pease, and at the Closing all documents and instruments required to be executed and delivered by Pease in order to consummate this sale and purchase pursuant to this Agreement, shall be executed and delivered. This Agreement does, and such documents and instruments shall, constitute legal, valid and binding obligations of Pease enforceable in accordance with their terms.

          6 Litigation and Claims. No lawsuit, action, claim, demand, administrative proceeding or other litigation or proceeding is pending before any court or governmental agency as of the date of this Agreement against Pease concerning the subject matter of this Agreement.

          7 Broker's Fees. Pease has incurred no liability, contingent or otherwise, for broker's or finder's fees relating to the transactions contemplated by this Agreement for which Seller shall have any responsibility whatsoever.

     3 Representations and Warranties of Fortune. Fortune represents and warrants to Seller the following:

          1 Organization. Fortune is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in Louisiana.

          2 Corporate Power. Fortune has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement, to purchase the Properties on the terms described in this Agreement, and to perform its other obligations under this Agreement.

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          3 Conflicts. The consummation of the transactions contemplated by this
     Agreement will not violate, be in conflict with, or constitute a default under any provision of the articles of incorporation, bylaws or governing documents of Fortune, any provision of any agreement or instrument to which or by which Fortune is a party or by which it is bound, or any judgment, decree, judicial or administrative order, award, writ, injunction, statute, rule or regulation applicable to Fortune or the Properties.

          4 Authorization. The execution, delivery and performance of this Agreement and the transactions contemplated hereby shall have by Closing been duly and validly authorized by all necessary corporate action, including any necessary board or shareholder approval, by Fortune.

          5 Enforceability. This Agreement has been duly executed and delivered on behalf of Fortune, and at the Closing all documents and instruments required to be executed and delivered by Fortune in order to consummate this sale and purchase pursuant to this Agreement, shall be executed and delivered. This Agreement does, and such documents and instruments shall, constitute legal, valid and binding obligations of Fortune enforceable in accordance with their terms.

          6 Litigation and Claims. No lawsuit, action, claim, demand, administrative proceeding or other litigation or proceeding is pending before any court or governmental agency as of the date of this Agreement against Fortune concerning the subject matter of this Agreement.

          7 Broker's Fees. Fortune has incurred no liability, contingent or otherwise, for broker's or finder's fees relating to the transactions contemplated by this Agreement for which Seller shall have any responsibility whatsoever.

                                   ARTICLE IV
                              CONDITIONS TO CLOSING

     1 Seller's Conditions. The obligations of Seller at the Closing are subject to the satisfaction at or prior to the Closing of the following conditions:

          1 Buyers' Representations and Warranties Shall Be True at Closing. All representations and warranties of Buyers contained in this Agreement shall be true in all material respects at and as of the Closing as if such representations and warranties were made at and as of the Closing Date, and Buyers shall have performed and satisfied all material agreements in all material respects required by this Agreement to be performed and satisfied by Buyers at or prior to the Closing.

          2 No Restraining or Prohibiting Orders. No order shall have been entered by any court or governmental agency having jurisdiction over the Parties or the subject matter of this contract that restrains or prohibits the purchase by Buyers or the sale by Seller contemplated by this Agreement and which remains in effect at the Closing Date.

     2 Buyers' Conditions. The obligations of Buyers at the Closing are subject to the satisfaction at or prior to the Closing of the following conditions:

          1 Seller's Representations and Warranties Shall Be True at Closing. All representations and warranties of Seller contained in this Agreement shall be true in all material respects at and as of the Closing as if such representations were made at and as of the Closing Date, and Seller shall have performed and satisfied all material agreements in all material respects required by this Agreement to be performed and satisfied by Seller at or prior to the Closing.

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          2 No  Restraining  or  Prohibiting  Orders.  No order  shall have been entered by any court or governmental agency having jurisdiction over the Parties or the subject matter of this Agreement that restrains or prohibits the transaction contemplated by this Agreement and which remains in effect at the Closing Date.

          3 Adverse Material Changes. None of the Properties shall have suffered any material destruction, damage or loss which is not adequately covered by insurance policies currently in force.

          4 Consents and Approvals. All nongovernmental consents and approvals required to be obtained for the assignment of the Properties to Buyers, unless listed on Exhibit "E" or waived by Buyers, shall have been obtained, and all preferential purchase rights arising in connection with the assignment of the Properties to Buyers, shall have been waived or shall have expired.

          5 Compliance. Seller shall have performed and complied in all material respects with each of the covenants and conditions imposed on Seller by this Agreement and for which performance or compliance is required prior to or at the Closing.

          6 Assignments. Seller shall have received and recorded assignments into Seller of the interests in the Leases described in Exhibit "A" hereto, except the interests in those certain Leases from the State of Louisiana, identified in Exhibit "A" as items 4 and 5 on page A-3 thereof.

          7 Completion of Due Diligence; Reliance. Prior to the Closing Date, Buyers shall have been afforded an opportunity to (i) examine the Properties and such materials as it has requested to be provided to it by Seller, (ii) to discuss with representatives of Seller such materials and the nature and administration of the Properties, and (iii) to investigate the condition of the Properties. In consummating the transactions contemplated by this Agreement, Buyers understand and agree that Buyers shall be relying solely on the express representations and covenants of Seller in this Agreement, Buyers' independent investigation of, and judgment with respect to, the Properties and the advice of its own legal, tax, economic, environmental, engineering, geological and geophysical advisors and not on any comments, statements, or reports or studies of any representatives of, or consultants or advisors engaged by, Seller or any such advisor. Buyers acknowledge that their representations under this Agreement in Sections 3.2 and 3.3 are a material inducement to Seller to enter into this Agreement and to close the sale of the Properties to Buyers.

                                    ARTICLE V
                                     CLOSING

     1 Closing Date. Unless the Parties hereto mutually agree otherwise, and subject to the conditions stated in this Agreement, the consummation of the transactions contemplated hereby (herein called the "Closing") shall be held at or before 5:00 p.m., Central Standard Time, March 7, 1997, or at such other time as Buyers and Seller may agree in writing. The date Closing actually occurs is herein called the "Closing Date." Time shall be of the essence of this Agreement.

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     2 Place Of Closing.  The Closing  shall be held at the offices of Seller or at such other place as Buyers and Seller may agree in writing.

     3 Closing Obligations. At the Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

          1 Assignment. Seller shall execute, acknowledge and deliver to Buyers an Assignment, Bill of Sale and Conveyance substantially in form and substance as set forth in Exhibit "B" hereto (the "Assignment") conveying the Properties to Buyers.

          2 Delivery of Possession. Seller shall deliver to Buyers, proportionately based on their respective interests as identified in Paragraph 5.3.3, exclusive possession of Seller's interest in and to the Properties.

          3 Payment of Purchase Price. Against delivery of the documents and materials described above, Buyers shall deliver to Seller a cashier's or certified check, or by wire transfer to its account number 0010032191 at Bank One Texas, N.A. (ABA number 111000614), the Final Purchase Price. As between Buyers the Final Purchase Price shall be borne in the following proportions:

               Buyer          Interest
               Pease          Eight Hundred Seventy-Five Thousandths (.875)
               Fortune        One Hundred Twenty-Five Thousandths (.125)

Notwithstanding the foregoing apportionment of the Final Purchase Price, Seller shall have no obligation to convey the Properties unless all of the said Final Purchase Price is tendered by Buyers at Closing.

                                   ARTICLE VI
                            POST-CLOSING OBLIGATIONS

     1 Files And Records. Within fifteen (15) days after the Closing Date, Seller shall, upon the request of Pease, deliver to Pease such copies of files and records relating to the Properties as are in Seller's possession or subject to Seller's control. Pease shall, upon the request of Fortune, deliver to Fortune such copies.

     2 Sales Taxes And Recording Fees. Seller shall pay any sales taxes occasioned by the sale of the Properties. Buyers shall pay all documentary, filing and recording fees required in connection with the filing and recording of any instruments.

     3 Indemnification. After the Closing and to the extent permitted by law, Seller and Buyers shall indemnify each other as follows:

          1 Seller's Indemnities. Seller shall defend, indemnify and save and hold Buyers harmless only with respect to the bonus payment or other direct expenses relating to the obtaining of the State Lease described as Item 5 on Page A-3 to Exhibit "A" hereto. From and after the Closing Seller shall have no financial or other responsibility or liability with respect to the Properties.

          2 Buyers' Indemnities. Save and except for the Item covered by the indemnity in Section 6.3.1 above, Buyers shall defend, indemnify and save and hold Seller harmless against all claims, costs, damages, losses, expenses, obligations and liabilities with respect to the Properties which accrue or occur prior to or after the Effective Time. In this connection, from and after Closing, Buyers agree to assume any obligations of Seller pertaining to all costs, obligations and liabilities that arise under the

     Properties, or the Contracts or otherwise relate to the Properties and in each case arise from or relate to events occurring or conditions existing on or after the Effective Time or accrue after the Effective Time.

     4 Survival. The foregoing indemnities of or by the Parties shall survive the Closing and the execution and delivery of any of the instruments to be delivered at Closing.

     5 Further Assurances. After Closing, Seller and Buyers shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such instruments and take such other action as may be necessary or advisable to carry out their obligations under this Agreement and under any document, certificate or other instrument delivered pursuant hereto.

                                   ARTICLE VII
                            TERMINATION OF AGREEMENT

     1 Termination by Seller. Seller may terminate this Agreement without liability if the conditions to its obligations at Closing as set forth in this Agreement are not satisfied in all material respects or waived, as of the Closing Date.

     2 Termination by Buyers. Buyers may terminate this Agreement if the conditions to Buyers' obligations at Closing as set forth in this Agreement are not satisfied in all material respects or waived, as of the Closing Date, or in the event of a "Casualty Loss," as defined hereafter. For purposes of this Agreement, "Casualty Loss" shall mean with respect to all or any portion of the Properties, any destruction by fire, blowout, storm, or other casualty, or any taking, or pending or threatened taking, in condemnation or under the right of eminent domain, prior to the Closing.

     3 Termination by Mutual Agreement. The Parties may terminate this Agreement without liability among them at any time by their mutual written agreement.

     4 Termination For Failure of Timely Closing. Seller may terminate this Agreement without liability if the Closing shall not have occurred by the Closing Date; provided, however, that Seller cannot so terminate if it is in breach of this Agreement. Buyers may terminate this Agreement if the Closing shall not have occurred by the Closing Date, provided, however, that Buyers cannot so terminate if they are in breach of this Agreement.

     5 Liabilities Upon Termination. Except as otherwise provided in this Agreement, if this Agreement is terminated for any reason or is breached, nothing contained herein shall be construed to limit Seller's or Buyers' legal or equitable remedies, including damages for the breach or failure of any representation, warranty, covenant or agreement contained herein or the right to specific performance of this Agreement.

                                  ARTICLE VIII
                        ALLOCATION OF COSTS AND EXPENSES

     At Closing, Buyers shall assume and be responsible for paying, in the proportions identified in Paragraph 5.3.3 above, all of the costs and expenses of Seller related to the Properties on or after the Effective Time; provided, however, that with respect to the costs and expenses of drilling and completing the C. E. Schwing No. 1, Buyers shall assume those costs invoiced subsequent to that certain joint interest billing dated October 15, 1996.

                                   ARTICLE IX
                                 TAX PRORATIONS

     Any ad valorem property taxes for the Properties for the year in which Closing occurs shall be borne by Buyers.

                                    ARTICLE X
                                  MISCELLANEOUS

     1 Exhibits. The exhibits referred to in this Agreement are hereby incorporated into this Agreement by reference and constitute a part of this Agreement.

     2 Notices. All notices and communications required or permitted under this Agreement shall be in writing, and any communication or delivery hereunder shall be deemed to have been duly made when personally delivered to the Party, or if mailed or telecopied, when received at the address or facsimile machine of the Party charged with such notice, provided below:

                           If to Seller:

                           Transworld Exploration & Production, Inc.
                           Bank One Center
                           910 Travis Street, Suite 800
                           Houston, Texas 77002
                           Attn:            Mr. J. Curtis Grindal
                                    President
                           Fax:     (713) 847-8051

                           If to Pease:

                           Pease Oil and Gas Company
                           751 Horizon Court, Suite 203
                           Grand Junction, Colorado 81506-8718
                           Attn:            Mr. Willard H. Pease, Jr.
                                    President
                           Fax:     (970) 243-8840

                           If to Fortune:

                           Fortune Petroleum Corporation
                           One Commerce Green
                           515 W. Greens Road, Suite 720
                           Houston, Texas 77067
                           Attn:            Mr. Tyrone J. Fairbanks
                                    President and CEO
                           Fax:     (281) 872-1213

Any Party may, by written notice delivered to the other Parties in compliance with this paragraph, change the address or facsimile number for notice purposes.

     3 Amendments. This Agreement may not be amended except by a written instrument signed by all Parties hereto.

     4 Alienability. Neither Seller nor Buyers may assign their rights or obligations hereunder without the written consent of all Parties. Subject to the foregoing, this Agreement shall be binding upon the Parties hereto and their respective successors and assigns.

     5 Third-Party Beneficiaries. Nothing in this Agreement shall entitle anyone other than Seller and Buyers to any claim, cause of action, remedy or right of any kind.
                                       11

     6 Counterparts. This Agreement may be executed by Buyers and Seller in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument.

     7 Governing Law. This Agreement and the transactions contemplated hereby shall be construed in accordance with, and governed by, the laws of the State of Texas.

     8 Entire Agreement. This Agreement, including the exhibits hereto, constitutes the entire understanding among the Parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter.

     9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.

     10 Waiver. No waiver of any of the provisions of this Agreement shall constitute or be deemed a waiver of any other provision hereof, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

     11 Captions. The captions in this Agreement are for convenience only and shall not be considered a part of, or affect the construction or interpretation of, any provision of this Agreement.

     12 Costs. Each party shall pay its own costs, including fees and expenses of its own counsel, consultants and accountants, in connection with the purchase and sale of the Properties, except as otherwise provided for herein. Seller shall discharge all Encumbrances other than the Permitted Encumbrances. Seller shall pay any sales and other transfer taxes, if any, incurred in connection with the transaction contemplated by this Agreement. Buyers shall pay all documentary, filing and recording fees. As between themselves Buyers shall each pay their proportionate share of all third-party fees and expenses incurred by either Buyer in connection with the transaction contemplated by this Agreement.

     13 Publicity. Seller and Buyers shall agree in advance with each other with regard to all publicity and other releases issued at or prior to the Closing concerning this Agreement and, except as may be required by applicable laws or the applicable rules and regulations of any governmental agency or stock exchange, neither Buyers nor Seller shall issue any such press release or other publicity without the prior consent of the other party, which shall not be unreasonably withheld.

     14 Gender And Number. As used in this Agreement, the masculine, feminine or neuter gender and the plural or singular number shall each be deemed to include the others whenever the context so indicates.

     This Agreement has been duly executed by Seller and Buyers this _____ day of February, 19__ (the "Agreement Date"). SELLER:

                                      TRANSWORLD EXPLORATION &
                                      PRODUCTION, INC.

                                      By:
                                         --------------------------------------
                                           J. Curtis Grindal
                                           President

                                      BUYERS:

                                      PEASE OIL AND GAS COMPANY

                                      By:
                                         --------------------------------------
                                           Willard H. Pease, Jr.
                                           President

                                      FORTUNE PETROLEUM CORPORATION

                                      By:
                                         --------------------------------------
                                            Tyrone J. Fairbanks
                                            President and CEO

                                   EXHIBIT "A"
                                       TO
                           PURCHASE AND SALE AGREEMENT


     This Exhibit "A" sets forth the description of the property interests covered by the Purchase and Sale Agreement to which this Exhibit "A" is attached. All of the terms defined in the Purchase and Sale Agreement and used in this Exhibit "A" have the same meanings given therein.

     This Exhibit "A" and the Purchase and Sale Agreement cover and include the following:

     (a) All of Seller's right, title and interest in and to the oil, gas and mineral leases described herein, as such leases have been or may be modified from time to time, and/or lands described in and subject to such oil, gas and mineral leases (regardless, as to such leases and/or lands, of any surface acreage and/or depth limitations set forth in any description of any of such oil, gas and mineral leases), except as otherwise provided for herein, and all of Seller's right, title and interest in and to any of the oil, gas and minerals in, on or under the lands, if any, described on this Exhibit, including, without limitation, all contractual rights, servitudes, fee interests, leasehold interests, overriding royalty interests, non-participating royalty interests, mineral interests, production payments, net profits interests, or any other interest measured by or payable out of production of oil, gas or other minerals from the oil, gas and mineral leases and/or lands described herein, except as otherwise provided for herein;

     (b) All right, title and interest of Seller in, to and under or derived from any operating, participation, exploration, letter, farmout, and bidding agreements, assignments and subleases, whether described in this Exhibit "A," to the extent, and only to the extent, that such agreements, assignments and subleases cover or include (i) any of Seller's right, title and interest in and to the leases, units and/or lands described in this Exhibit "A," (ii) any of Seller's right, title, and interest in and to leases, units and/or lands described in or covered by any such agreements, assignments and subleases specifically described in this Exhibit "A," or (iii) cover or include any other undivided interests now held by Seller in, to and under the described leases, units and/or lands, including any operating, participation, exploration, letter, assignments and subleases and pooling, unitization and communitization agreements and the units created thereby (including, without limitation, all units formed under orders, regulations, rules or other official acts of any governmental body or agency having jurisdiction) to the extent and only to the extent that such agreements, assignments, subleases, or units cover or include the described leases or lands.

     Notwithstanding the intention of the Parties that this Purchase and Sale Agreement cover all of the right, title and interest of Seller in and to the described leases, and lands, except as otherwise provided for herein, Seller hereby specifically warrants and represents that the interests covered by this Exhibit are not greater than the working interest nor less than the net revenue interest, overriding royalty interest, net profit interest, production payment interest, royalty interest or other interest payable out of or measured by production set forth in connection with each lease described in this Exhibit. In the event Seller owns any other or greater interest, such additional interest shall also be covered by and included in this Purchase and Sale Agreement, except as otherwise provided for herein.

     The designation "Working Interest" or "W.I." means an interest owned in an oil, gas, and mineral lease that determines the cost bearing percentage of the owner of such interest. The designation "Net Revenue Interest" or "N.R.I." means net revenue interest, or that portion of the production attributable to the owner of a working interest after deduction for all royalty burdens, overriding royalty burdens, or other burdens on production, except severance, production, windfall profits and other similar taxes. "A.P.P.O." shall mean after prospect payout as defined by the contracts and agreements described in item B below. "B.P.P.O." shall mean before prospect payout as defined by the contracts and agreements described in item B below.

A.   LEASES

     1. That certain Oil, Gas and Mineral Lease dated January 10, 1994, by and between Schwing, Inc. et al, as Lessor, and UMC Petroleum Corporation, as Lessee, recorded under COB 467, Folio 474, Entry No. 71 of the records of Iberville Parish, Louisiana.
          B.P.P.O.W.I. - 11.42857%
          B.P.P.O.N.R.I. - 8.2257%
          A.P.P.O.W.I. - 10.17857%
          A.P.P.O.N.R.I. - 7.32857%

     2. That certain Oil, Gas and Mineral Lease dated December 27, 1995, effective December 14, 1995, by and between Wilbert Funeral Home, Inc., as Lessor, to W&T Offshore, Inc., as Lessee, recorded under COB 485, Folio 364, Entry No. 99 of the records of Iberville Parish, Louisiana.
          B.P.P.O.W.I. - 11.42857%
          B.P.P.O.N.R.I. - 8.2257%
          A.P.P.O.W.I. - 10.17857%
          A.P.P.O.N.R.I. - 7.32857%

     3. That certain Oil, Gas and Mineral Lease dated June 14, 1996, by and between A. Wilbert's Sons Limited Partnership, as Lessor, to W&T Offshore, Inc., as Lessee, recorded under COB 489, Folio 158, Entry No. 75 of the records of Iberville Parish, Louisiana.
          B.P.P.O.W.I. - 11.42857%
          B.P.P.O.N.R.I. - 8.2257%
          A.P.P.O.W.I. - 10.17857%
          A.P.P.O.N.R.I. - 7.32857%

     4. That certain State Lease No. 15357 dated August 19, 1996 by and between the State of Louisiana, as Lessor, W&T Offshore, Inc., as Lessee, recorded under COB 491, Entry No. 123 of the records of Iberville Parish, Louisiana.
          B.P.P.O.W.I. - 11.42857%
          B.P.P.O.N.R.I. - 8.51428%
          A.P.P.O.W.I. - 10.17857%
          A.P.P.O.N.R.I. - 7.58303%

     5. That certain State Lease No. 15358 dated August 19, 1996 by and between the State of Louisiana, as Lessor, and National Energy Group, Inc., as Lessee, recorded under COB 492, Entry No. 9 of the records of Iberville Parish, Louisiana.
          B.P.P.O.W.I. - 11.42857%
          B.P.P.O.N.R.I. - 7.65714%
          A.P.P.O.W.I. - 10.17857%
          A.P.P.O.N.R.I. - 6.81964%

B.   UNITS

     1. The W & T Offshore, Inc. - CIB. HAZ. 3 Sand, Reservoir A Unit, in the Bayou Sorrel Field, as created by Order No. 374-U of the Office of Conservation of the State of Louisiana dated December 5, 1996, but effective on October 22, 1996.

     2. The W & T Offshore, Inc. - CIB. HAZ. 2 Zone, Reservoir B Unit, in the Bayou Sorrel Field, as created by Order No. 374-P- 1 of the Office of Conservation of the State of Louisiana dated December 5, 1996, but effective on October 22, 1996.


C.   CONTRACTS

     1. Letter agreement dated December 15, 1995, among Supply Development Group, Inc., Transworld Exploration & Production, Inc., Atocha
          Exploration,   Inc.,   Potosky  Oil  &  Gas,   Inc.,   Liberty  Energy
          Corporation, Fortune Petroleum Corporation d/b/a Fortune Natural Resources Corporation, Browning Oil Company, Inc., UMC Petroleum Corporation, Bonray, Inc., and National Energy Group, Inc., regarding participation in the East Bayou Sorrel Prospect, Iberville Parish, Louisiana.

     2. Operating agreement dated December 15, 1995, for the East Bayou Sorrel Contract Area, Iberville Parish, Louisiana, among W & T Offshore, Inc., as Operator, and Supply Development Group, Inc., National Energy Group, Inc., Liberty Energy Corporation, Fortune Petroleum Company d/b/a Fortune Natural Resources Corporation, Transworld Exploration & Production, Inc., Browning Oil Company, Inc., Potosky Oil & Gas, Inc., Atocha Exploration, Inc., and Bonray, Inc., as Non-Operators.

     3. Letter agreement dated July 30, 1996, among W & T Offshore, Inc., Supply Development Group, Inc., Transworld Exploration & Production, Inc., Atocha Exploration, Inc., Bonray, Inc., Potosky Oil & Gas, Inc., Liberty Energy Corporation, Fortune Petroleum Corporation d/lo/a Fortune Natural Resources, Inc., Browning Oil Company, Inc., and National Energy Group, Inc., regarding the area of interest for the East Bayou Sorrel Prospect, Iberville Parish, Louisiana.

     4. Letter agreement dated December 10, 1996, among Atocha Exploration, Inc., Potosky Oil & Gas, Inc., Browning Oil Company, Inc., Supply Development Group, Inc., Liberty Energy Corporation, Bonray, Inc., and Transworld Exploration & Production, Inc., regarding the East Bayou Sorrel Prospect, Iberville Parish, Louisiana.

                                   EXHIBIT "B"

                                       TO

                           PURCHASE AND SALE AGREEMENT

                                [ASSIGNMENT FORM]

              ASSIGNMENT OF INTEREST IN OIL, GAS AND MINERAL LEASES


STATE OF LOUISIANA                  ss.
                                    ss.      KNOW ALL PERSONS BY THESE PRESENTS:
PARISH OF IBERVILLE                 ss.


     THAT, TRANSWORLD EXPLORATION & PRODUCTION, INC., a Delaware corporation, Bank One Center, 910 Travis Street, Suite 800, Houston, Texas 77002 ("Assignor"), for and in consideration of the sum of TEN AND NO/100 ($10.00) DOLLARS and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, has granted, sold, transferred, assigned and conveyed and does hereby GRANT, SELL, TRANSFER, ASSIGN and CONVEY to the following parties ("Assignees") in the following proportions:

         PEASE OIL AND GAS COMPANY                                     .875
         a Nevada corporation
         751 Horizon Court, Suite 203
         Grand Junction, Colorado 81506-8718

         FORTUNE PETROLEUM CORPORATION                                  .125
         a Delaware corporation
         One Commerce Green
         515 W. Greens Road, Suite 720
         Houston, Texas 77067

the following interests (the "Interests") in, to and under (i) the following hydrocarbon leases (the "Leases"):

     1. That certain Oil, Gas and Mineral Lease dated January 10, 1994, by and between Schwing, Inc. et al, as Lessor, and UMC Petroleum Corporation, as Lessee, recorded under COB 467, Folio 474, Entry No. 71 of the records of Iberville Parish, Louisiana.
          B.P.P.O.W.I. - 11.42857%
          B.P.P.O.N.R.I. - 8.2257%
          A.P.P.O.W.I. - 10.17857%
          A.P.P.O.N.R.I. - 7.32857%

     2. That certain Oil, Gas and Mineral Lease dated December 27, 1995, effective December 14, 1995, by and between Wilbert Funeral Home, Inc., as Lessor, to W&T Offshore, Inc., as Lessee, recorded under COB 485, Folio 364, Entry No. 99 of the records of Iberville Parish, Louisiana.
          B.P.P.O.W.I. - 11.42857%
          B.P.P.O.N.R.I. - 8.2257%
          A.P.P.O.W.I. - 10.17857%
          A.P.P.O.N.R.I. - 7.32857%

     3. That certain Oil, Gas and Mineral Lease dated June 14, 1996, by and between A. Wilbert's Sons Limited Partnership, as Lessor, to W&T Offshore, Inc., as Lessee, recorded under COB 489, Folio 158, Entry No. 75 of the records of Iberville Parish, Louisiana.
          B.P.P.O.W.I. - 11.42857%
          B.P.P.O.N.R.I. - 8.2257%
          A.P.P.O.W.I. - 10.17857%
          A.P.P.O.N.R.I. - 7.32857%

     4. That certain State Lease No. 15357 dated August 19, 1996 by and between the State of Louisiana, as Lessor, to W&T Offshore, Inc., as Lessee, recorded under COB 491, Entry No. 123 of the records of Iberville Parish, Louisiana.
          B.P.P.O.W.I. - 11.42857%
          B.P.P.O.N.R.I. - 8.51428%
          A.P.P.O.W.I. - 10.17857%
          A.P.P.O.N.R.I. - 7.58303%

     5. That certain State Lease No. 15358 dated August 19, 1996 by and between the State of Louisiana, as Lessor, and National Energy Group, Inc., as Lessee, recorded under COB 492, Entry No. 9 of the records of Iberville Parish, Louisiana.
          B.P.P.O.W.I. - 11.42857%
          B.P.P.O.N.R.I. - 7.65714%
          A.P.P.O.W.I. - 10.17857%
          A.P.P.O.N.R.I. - 6.81964%

(ii) any and all wells drilled thereon, except such wells which have been abandoned and can give rise to plugging responsibility (the "Well"), (iii) all surface and underground equipment and other personalty and fixtures in, on, used in connection with, or related to the Leases (the "Movables"), (iv) all rights under unitization, communitization, and pooling agreements and orders covering the Leases and Well, or any part or parts thereof, and the units, and pooled areas created thereby (the "Units"), including but not limited to:

     1. The W & T Offshore, Inc. - CIB. HAZ. 3 Sand, Reservoir A Unit, in the Bayou Sorrel Field, as created by Order No. 374-U of the Office of Conservation of the State of Louisiana dated December 5, 1996, but effective on October 22, 1996.

     2. The W & T Offshore, Inc. - CIB. HAZ. 2 Zone, Reservoir B Unit, in the Bayou Sorrel Field, as created by Order No. 374-P- 1 of the Office of Conservation of the State of Louisiana dated December 5, 1996, but effective on October 22, 1996.

and  (v)  the  following  joint  operating   agreements,   farmout   agreements,
exploration agreements, participation agreements, other letter agreements, division orders, and sale, purchase or exchange contracts and processing or other agreements, for the disposition of gas or oil production (the "Agreements"):

     1. Letter agreement dated December 15, 1995, among Supply Development Group, Inc., Transworld Exploration & Production, Inc., Atocha
          Exploration,   Inc.,   Potosky  Oil  &  Gas,   Inc.,   Liberty  Energy
          Corporation, Fortune Petroleum Corporation d/b/a Fortune Natural Resources Corporation, Browning Oil Company, Inc., UMC Petroleum Corporation, Bonray, Inc., and National Energy Group, Inc., regarding participation in the East Bayou Sorrel Prospect, Iberville Parish, Louisiana.

     2. Operating agreement dated December 15, 1995, for the East Bayou Sorrel Contract Area, Iberville Parish, Louisiana, among W & T Offshore, Inc., as Operator, and Supply Development Group, Inc., National Energy Group, Inc., Liberty Energy Corporation, Fortune Petroleum Company d/b/a Fortune Natural Resources Corporation, Transworld Exploration & Production, Inc., Browning Oil Company, Inc., Potosky Oil & Gas, Inc., Atocha Exploration, Inc., and Bonray, Inc., as Non-Operators.

     3. Letter agreement dated July 30, 1996, among W & T Offshore, Inc., Supply Development Group, Inc., Transworld Exploration & Production, Inc., Atocha Exploration, Inc., Bonray, Inc., Potosky Oil & Gas, Inc., Liberty Energy Corporation, Fortune Petroleum Corporation d/b/a Fortune Natural Resources, Inc., Browning Oil Company, Inc., and National Energy Group, Inc., regarding the area of interest for the East Bayou Sorrel Prospect, Iberville Parish, Louisiana.

     4. Letter agreement dated December 10, 1996, among Atocha Exploration, Inc., Potosky Oil & Gas, Inc., Browning Oil Company, Inc., Supply Development Group, Inc., Liberty Energy Corporation, Bonray, Inc., and Transworld Exploration & Production, Inc., regarding the East Bayou Sorrel Prospect, Iberville Parish, Louisiana.

and any other right, title, and interest of Assignor in and to the Leases, Well, Movables, Units, and Agreements, except as otherwise expressly excluded above.

     For the purposes of the foregoing, the following definitions shall apply:

     1. "B.P.P.O." shall mean before prospect payout as defined by the Agreements.

     2. "A.P.P.O." shall mean after prospect payout as defined by the Agreements.

     3. "W.I." shall mean the working interest, or the interest owned in an oil, gas and mineral lease that determines the cost bearing percentage of the owner of such interest.

     4. "N.R.I." means net revenue interest, or that portion of the production attributable to the owner of a working interest after deduction for all royalty burdens, overriding royalty burdens, or other burdens on production, except severance, production, windfall profit and other similar taxes.

     The rights in and to the Agreements assigned herein are the subject of that certain Declaration of Participation and Joint Operating Agreements dated January 7, 1997, filed January 23, 1997, recorded in COB 494, Folio 138, Iberville Parish, Louisiana, executed by National Energy Group, Inc.

     TO HAVE AND TO HOLD the above described property and premises, together with all and singular the rights and appurtenances thereto in any way belonging, unto Assignees and their successors and assigns, and Assignor does hereby bind itself and its successors and assigns to warrant and forever defend all and singular the said property and premises unto Assignees and their successors and assigns against every person whomsoever lawfully claiming or to claim the same or any part thereof, by, through or under Assignor, but not otherwise.

     This Assignment is made subject to the following terms, conditions, reservations and limitations:

     1. This Assignment is made pursuant to, in accordance with, and subject to the terms, covenants, and conditions of, that certain Purchase and Sale Agreement dated February ___, 19__, by and between Assignor and Assignees.

     2. This Assignment is made subject to the terms, covenants and conditions of the Leases and the Agreements.

     3. This Assignment and its terms, covenants and conditions shall be binding upon and inure to the benefit of Assignor and Assignees, and their successors and assigns.

     IN WITNESS WHEREOF, this instrument is executed the ___ day of __________, 1997, but effective as of 12:01 a.m., Central Standard Time, October 16, 1996.

WITNESSES:                            TRANSWORLD EXPLORATION, & PRODUCTION,
                                      INC.


----------------------------------    ----------------------------------------
-------------------                   J. Curtis Grindal, President


                                      PEASE OIL AND GAS COMPANY


----------------------------------    ----------------------------------------
-------------------                   Willard H. Pease, Jr., President


                                      FORTUNE PETROLEUM CORPORATION


----------------------------------    ----------------------------------------
-------------------                   Tyrone J. Fairbanks, President and CEO

STATE OF TEXAS                      ss.
                                    ss.
COUNTY OF HARRIS                    ss.


     On this day of _________, 1997, before me appeared J. Curtis Grindal, to me personally known, who being by me duly sworn did say that he is the President of TRANSWORLD EXPLORATION & PRODUCTION, INC., a Delaware corporation; that the instrument was signed in behalf of the corporation by authority of its Board of Directors; and that he acknowledged the instrument to be the free act and deed of the corporation.



                                      ------------------------------------------
                                      Notary Public



STATE OF                            ss.
                                    ss.
COUNTY OF                           ss.

     On this _____day of ____________, 1997, before me appeared Willard H. Pease, Jr., to me personally known, who being by me duly sworn did say that he is the President of PEASE OIL AND GAS COMPANY, a Nevada corporation; that the instrument was signed in behalf of the corporation by authority of its Board of Directors; and that he acknowledged the instrument to be the free act and deed of the corporation.


                                      ------------------------------------------
                                      Notary Public

STATE OF                            ss.
                                    ss.
COUNTY OF                           ss.


     On this day of __________________, 1997, before me appeared Tyrone J. Fairbanks, to me personally known, who being by me duly sworn did say that he is the President and CEO of FORTUNE PETROLEUM CORPORATION, a Delaware corporation; that the instrument was signed in behalf of the corporation by authority of its Board of Directors; and that he acknowledged the instrument to be the free act and deed of the corporation.



                                      ------------------------------------------
                                      Notary Public

                                   EXHIBIT C"

                                       TO

                           PURCHASE AND SALE AGREEMENT

                        [AUTHORIZATIONS FOR EXPENDITURE]


         (1)      W&T Offshore, Inc.
                  AFE #70022 R Ev. # 1
                  Dated:  13-Sept-96
                  Amount:  $932,000.00
                  Install Waskey Deck & Production Facilities
                  (copy attached)


         (2)      National Energy Group, Inc.
                  AFE # N/A
                  Dated:  13-Jan-97
                  Amount:  Dry Hole         $2,473,655.00
                            Completed       $3,361,273.00
                  Drill and Complete C. E. Schwing et al #2
                  (copy attached)

                                   EXHIBIT "D"

                                       TO

                           PURCHASE AND SALE AGREEMENT

                    [COSTS AND EXPENSES TO BE PAID BY BUYERS]



     1. Cash call for the Schwing #2 Well in the amount of $278,589.10 and paid by Seller on February 12, 1997.

     2. November 30, 1996, joint interest billing from National Energy Group, Inc., in the amount of $63,038.28 and paid by Seller's check no. 015370 on February 20, 1997.

                                   EXHIBIT "E"

                                       TO

                           PURCHASE AND SALE AGREEMENT


     1. State Lease No. 15357 dated August 19, 1996, from the State of Louisiana to W&T Offshore, Inc.

     2. State Lease No. 15358 dated August 19, 1996 from the State of Louisiana to National Energy Group, Inc.

     3. Oil, Gas and Mineral Lease dated January 10, 1994 from Schwing, Inc., et al to UMC Petroleum Corporation.

     4. Oil, Gas and Mineral Lease dated June 14, 1996 from A. Wilbert's & Sons Limited Partnership to W&T Offshore, Inc.





                                       E-1